UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, DC 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d)

of The Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): February 17, 2021

RESOURCE REIT, INC.

(Exact name of registrant specified in its charter)

Maryland	000-55430	80-0854717
(State or other jurisdiction of incorporation or organization)	(Commission File Number)	IRS Employer Identification No.

1845 Walnut Street, 17th Floor

Philadelphia, Pennsylvania 19103

(Address of principal executive offices)

Registrant’s telephone number, including area code: (215) 231-7050

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Securities registered pursuant to Section 12(b) of the Act:

Title of each class	Trading Symbol(s)	Name of each exchange on which registered
None	N/A	N/A

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (§230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§240.12b-2 of this chapter).

Emerging growth company  ☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act.   ☐

Item 5.02 Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

Long-Term Equity Incentive Awards

On February 17, 2021, the Compensation Committee (the “Committee”) of the Board of Directors (the “Board”) of Resource REIT, Inc. (the “Company”) approved performance-based long-term equity incentive awards pursuant to the Company’s 2020 Long-Term Incentive Plan to Alan F. Feldman, the Company’s Chief Executive Officer and President; Thomas C. Elliott, the Company’s Executive Vice President, Chief Financial Officer and Treasurer; Marshall Hayes, the Company’s Senior Vice President and Chief Investment Officer; Michele R. Weisbaum, the Company’s Senior Vice President and Chief Legal Officer; and Steven R. Saltzman, the Company’s Vice President and Chief Accounting Officer.

The awards were granted effective February 17, 2021 (the grant date), and the number of shares of the Company’s common stock (the “Common Stock”) underlying the awards (that is, the number of shares corresponding to the dollar amounts described below) were determined based on the most recently approved estimated value per share of the Common Stock of $9.08 as approved by the Board on March 19, 2020. For a full description of the methodologies used to calculate the Company’s estimated value per share as of December 31, 2019, see Part II, Item 5, “Market for Registrant’s Common Equity, Related Stockholder Matters and Issuer Purchases of Equity Securities—Market Information” in the Company’s Annual Report on Form 10-K for the year ended December 31, 2019.

The Committee approved awards of restricted stock to Mr. Feldman in a target amount of $547,500, to Mr. Elliott in a target amount of $307,500, to Mr. Hayes in a target amount of $153,750, to Ms. Weisbaum in a target amount of $105,000 and to Mr. Saltzman in a target amount of $45,000. The actual amount of each award will be determined after a three-year measuring period and will depend on the “same store relative NOI growth” of the Company and the “average net debt to average EBIDTA” of the Company over the measuring period. Each officer may receive as few as zero shares and up to 125% of the target amount of shares. Half of the award will be based on the Company’s same store average net operating income growth compared to the same store average net operating income growth of companies in a designated peer group. The other half of the award will be based on the ratio of the Company’s net debt (debt less all reported cash balances) to EBITDA compared to an average net debt to average EBITDA goal.

After the actual amount of the performance-based award is determined (or earned) on the determination date, the earned shares will be fully vested and generally transferable. Dividends will be deemed to have accrued on all of the earned shares during the measuring period until the determination date. Such accrued dividends on earned shares will be paid to the awardee on the determination date. Thereafter, the awardee is entitled to receive dividends as declared and paid on the earned shares. The awardee will be entitled to vote the shares from the grant date.

The awards were designed to align the executive officers’ interests with those of the Company’s shareholders and are a significant component of overall executive officer compensation.

Item 9.01 Financial Statements and Exhibits.

(d) Exhibits

Exhibit No.	Description

10.1	Form of Restricted Stock Agreement (Performance-Based)

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

RESOURCE REIT, INC.

Dated: February 23, 2021	By:	/s/ Alan F. Feldman
	Name:	Alan F. Feldman
	Title:	Chief Executive Officer and President